EXHIBIT 23.2

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the inSilicon Corporation 2000 Employee Stock Purchase Plan and the 2000 Stock Plan (the “Plans”), of our report dated March 30, 1998, relating to the financial statements of Sand Microelectronics, Inc., for the years ended December 31, 1996 and 1997 which appears in the prospectus filed by inSilicon Corporation, Inc. on March 22, 2000 pursuant to  Rule 424 (b), under the Securities Act of 1933.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 31, 2000